EXHIBIT 99.1

News

MGE Energy Reports Third-Quarter Earnings

Madison, Wis., Nov. 6, 2019—MGE Energy, Inc. (Nasdaq: MGEE) today reported financial results for the third quarter of 2019.

MGE Energy’s earnings for the third quarter of 2019 were $30.7 million, or 88 cents per share, compared to $29.5 million, or 85 cents per share, for the same period in the prior year.

During the third quarter of 2019, an increase in owned renewable generation assets contributed to electric earnings growth compared to the prior year. The completion of the Saratoga Wind Farm added generation assets in 2019. The Two Creeks and Badger Hollow Solar projects are under construction and expected to be completed by the end of 2020.

Electric retail sales remained relatively flat quarter over quarter. The average daily temperature for both the three months ended September 30, 2019 and 2018 was measured at normal levels.

MGE Energy, Inc.
(In thousands, except per share amounts)
(Unaudited)

Three Months Ended September 30,	2019	2018
Operating revenue	$138,198	$137,795
Operating income	$38,738	$39,798
Net income	$30,657	$29,506
Earnings per share (basic and diluted)	$0.88	$0.85
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Nine Months Ended September 30,	2019	2018
Operating revenue	$427,914	$419,689
Operating income	$89,032	$90,217
Net income	$70,212	$67,858
Earnings per share (basic and diluted)	$2.03	$1.96
Weighted average shares outstanding (basic and diluted)	34,668	34,668

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 153,000 customers in Dane County, Wis., and purchases and distributes natural gas to 161,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Contact

Steven B. Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com